Exhibit 99.1

PIXELWORKS, INC

Moderator: Jeff Bouchard

July 16, 2003

4:00 p.m. CT

Operator:  Good day and welcome to this Pixelworks Incorporated Second Quarter Earnings Release Conference Call. Today’s call is being recorded. At this time, for opening remarks and introductions, I’d like to turn the call over to the Chief Financial Officer, Mr. Jeff Bouchard. Please go ahead, sir.

Jeff Bouchard:  Good afternoon, and thank you for joining us.  With me today is Allen Alley, President, CEO and Chairman.

The press release we issued today includes an outlook section containing forward-looking statements about our business.  Additionally, on this conference call we are going to be commenting on our business outlook, and making forward-looking statements based on our current expectations.

All of our forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially.  Please refer to today’s press release for a description of factors that could cause actual results to differ materially from those forecast.

The forward-looking statements we make today, speak as of today, and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

Our comments will also include references to certain pro-forma financial results, which differ from results prepared in accordance with Generally Accepted Accounting Principles.  A detailed reconciliation between the statement of operations on a pro forma and GAAP basis is included with the financial statements that accompany the press release we issued today.

In addition, in connection with the proposed merger with Genesis Microchip, Pixelworks has filed a registration statement on Form S-4 with the SEC. This document includes important information about the merger, as well as information concerning the participants in the solicitation of proxies in connection with the merger. Investors are urged to read this document.

Copies of Pixelworks’ filings with the SEC, as well as the Form S-4, are available free of charge on the SEC’s website at www.sec.gov, and from Pixelworks by contacting us at (503) 454-1750. This call will also be archived in the investor relations section of our corporate website at www.pixelworks.com.

I will now turn it over to Allen.

Allen Alley:  Thanks, Jeff. The second quarter of 2003 marked our fifth consecutive quarter of record revenue and continues our string of 18 consecutive quarters of record unit shipments.  Even with the record revenue, our book to bill ratio was well in excess of 1:1 led by very strong bookings in our projector and advanced television businesses.

For the quarter, we achieved record revenue of $32.6 million, which was up 32 percent over the second quarter of 2002.  Earnings on a GAAP basis, including all non-cash expenses and merger related expenses were a slight loss of $199,000 or zero cents per share.  On a pro forma basis we had net income of $1.8 million or four cents per share.

We had record unit shipments again in Q2 of more than 2.0 million chips, an increase of more than 50% compared to the second quarter of 2002.  This increase was due to across the board strength in all of our businesses with monitor units up 45%, projectors up 60% and television up 101%.

We were again cash flow positive in the second quarter, resulting in a strong balance sheet with over $105 million in cash and marketable securities.

I’ll give you a brief update on the proposed merger with Genesis Microchip and then give you an overview of current business conditions before turning it over to Jeff to discuss the financial results and business outlook.

Regarding our proposed merger, as announced on June 24, we received a request from the FTC for additional information and documentary material related to the merger.  This request has changed our estimate closing from somewhere in Q3 to sometime in the second half of 2003.

With respect to the joint proxy/prospectus, or S-4 filing, we filed our most recent amendment on July 3rd and are awaiting comments from the SEC.

We remain very excited about the prospects for the combined company.  We believe the combination will create a broad line display IC supplier with a compelling portfolio of products for use in business and consumer electronics products that utilize advanced display technology. With strong product offerings in both the high end and high volume segments of the display industry, as well as the emerging advanced television sector, we believe the new company will be better positioned to deliver value to our customers, and thereby compete effectively in an intensely competitive industry with both large and emerging competitors.

Let me now give you an overview of the Pixelworks business, starting with projectors.

As we had anticipated, after an unusual, exceptionally strong first quarter, the projector business in the second quarter moderated with revenue dropping 11 percent sequentially, although compared to the second quarter of last year, the projector business was up 20 percent and bookings were very strong.  Through the first half of 2003, our projector revenue is up 33% over the first half of 2002.  The sequential decline from Q1 resulted from a 4 percent decline in unit shipments, combined with the aggregate per chip ASP falling 7 percent in the quarter.  The ASP decline was primarily a function of two trends:

•                  First, the introduction of the sub $1,000 projector is driving a greater percentage of value-priced projectors that generally employ our lower priced ImageProcessors.  And

•                  Secondly, as we discussed in the last quarter call, we are selling a greater number of lower priced video co-processors that we package in chip-sets with our primary ImageProcessors.  The blending of these lower co-processor average selling prices with our ImageProcessor prices accounted for approximately 2% of the 7% ASP decline for the quarter.  Even though this results in lower individual chip ASPs our per projector revenue actually improves as we begin to sell multiple chips into a single projector.  We expect this trend to continue this year as we ramp up the production of our co-processor family of products.

We believe the sequential decline in projector revenue was temporary, as bookings in the second quarter climbed to record levels with a book to bill well in excess of 1:1.  We are anticipating that projector chip shipments should bounce back in the third quarter and approach or exceed the record levels we experienced in the first quarter.

We attribute the strong bookings and outlook primarily to two factors.  The third quarter has historically been excellent for us as customers begin production for the seasonally strong fourth quarter and the recent introduction of sub-$1,000 projectors.

As we discussed in the last call, the $1,000 price has historically significant psychological barrier for display products.  Looking back to 2000 and 2001, the huge jump in LCD monitor sales were ignited when the 15” monitor first cracked the $1,000 barrier.  We are proud of our contribution to driving the price of the projector to this new significant price point.  The superior image quality from Pixelworks ImageProcessors has allowed our customers to significantly reduce the resolution of and there-by the cost of the projector optical engine.

Epson and InFocus, two leaders in the projector industry, have recently introduced projectors priced below $1,000 and they are both powered by Pixelworks.

In addition to new lower prices driving incremental projector sales to corporations, we believe projector use in the home is increasing and this could portend the beginning of a substantial second growth wave for projectors over the next few years.

Projectors are becoming a very viable option for consumers desiring a high-quality, large size TV at a low price.  The sub $1,000 X1 from In Focus and the S1 from Epson are both actually multipurpose projectors that can be used at work for a PowerPoint presentation during the day and have the superior video processing necessary to enjoy a home DVD movie at night.

In fact, in an article yesterday in the Wall Street Journal they specifically mentioned the InFocus X1 and how one customer took it home to show a Harry Potter movie and had a line of kids trying to squeeze into the room.  The customer said that he is “amazed at the quality of the picture.”  This is from a sub $1,000 projector that is delivering performance which only a few years ago would have sold for 10 times that price.

We are continuing to drive both price and also innovative new features.  Technological advancements such as our recently announced, patent-pending, corner-click keystone correction technology are making projectors easier and easier to use.

Corner-click enables projector users to place a projector virtually anywhere in a room allowing more flexible audience seating, especially important for home cinema applications.  By simply identifying the four corners of the projection screen using a remote control pointer, the Pixelworks chip electronically processes the information, and automatically produces a perfectly squared up projected image without touching any buttons on the projector.

The Wall Street Journal article from yesterday specifically called out our keystone correction and said, “Even some of the more modestly priced projectors also come with bells and whistles.”  Our strategy is to continuously develop these new bells-and-whistles for our flagship products and then drive them into lower and lower cost offerings.  Clearly this is being recognized by both our customers and even the press.

In short, we intend to continue to push the technological boundaries of projector chips in order to drive lower costs and improve the user experience for the projector industry.  We believe we are well positioned to continue to be the leading supplier of projector chips.

I will now turn to LCD monitors.

Given the highly competitive environment in supplying LCD monitor chips, our strategy has been and will continue to be to focus our resources on the segments within the LCD monitor space where we can compete profitably; namely smart panels, multimedia monitors, and high resolution monitors.

Perhaps more than anyone else, at this point, our success in monitors is largely tied to the ramp of smart panels.  We believe we have leading timing controller, or TCON, technology, which provides us with a competitive advantage in being able to supply smart panel chips to a broad range of LCD manufacturers.  Our Smart Panel business continued to grow and was up 12% from the record unit shipments we saw in the first quarter and represented approximately 40% of our total LCD monitor shipments in the second quarter.

We continue to believe that the Smart Panel methodology provides the lowest cost monitor solutions and ultimately, the lowest cost solutions will prevail.

UXGA resolution monitors were another bright spot for us almost doubling in units compared to Q1 and reaching record levels for the second quarter.

We did however; experience some weakness in our other commodity monitor business.  This resulted in a book to bill ratio of less than 1:1 and our total revenue shipments to LCD monitor manufacturers decreased approximately 7 percent from the first quarter.

On a dollar basis, UXGA chips represented about half of our total LCD monitor business, SXGA about 30%, and XGA about 20%.

On a unit basis, it was roughly 20% UXGA, 40% SXGA and 40% XGA.

The advanced TV category, comprised of LCD TV’s, progressive scan CRT TV’s, plasma displays, and digital rear projection TV’s, is beginning to really take off, both for us and the industry.  One needs only to walk into any electronics retailer in their local market to see how prominently and in what quantities and varieties advanced televisions are being displayed.

According to industry analysts, there are expected to be roughly 15 million advanced TV’s sold this year, which is roughly double that of 2002.  Given approximately 150 million TV’s of all types are sold annually, advanced TV’s will represent roughly 10% of all TV’s sold this year, up from about 5% last year.

On a unit basis, LCD TV’s, progressive scan CRT TV’s, and digital rear projection TV’s are expected to each represent roughly 30% of the overall advanced TV business with plasma representing roughly 10%.

For Pixelworks, advanced TV revenues of $8.0 million in the second quarter increased 79 percent over the first quarter and 94 percent year over year.  This reflected much stronger growth than we had anticipated.  In particular, LCD TV business really accelerated in the quarter, up 133 percent over Q1.  As a result, LCD TV’s represented almost half of our total advanced TV business in the second quarter, up from roughly a third of the advanced TV business in the first quarter.

Progressive scan CRT business was also very robust in the second quarter with revenues doubling over the first quarter.  Progressive scan CRT business represented approximately 30 percent of our total advanced TV business in the second quarter.  Plasma TVs represented the bulk of the remaining advanced TV revenues in the quarter and were up approximately 20 percent over the first quarter.

Advanced TV bookings were also very strong in the second quarter, almost doubling sequentially.  As a result, the book to bill for advanced TV products was well over one despite very strong revenue growth in the second quarter.

We attribute our strong start in the emerging advanced TV business to a few things:

•                  First, advanced TV’s are technically demanding products, like projectors, where we are strong.  They include both data and video, complex user interfaces and a variety of input peripherals.  Our strength in developing and delivering these system solutions gives us an advantage over many of our competitors that are focused on providing only semiconductors, not system solutions.

•                  Second, we’ve done a great job making it easy for customers, big and small, to get into production with our products as a result of the introduction of digital TV production reference designs, or as we call them,  “TV-In-A-Box” solutions, that we introduced in the beginning of the year.  This has significantly shortened time-to-revenue for our customers and has a result of being very successful for us.

•                  Lastly, we’re riding what will be a tremendous wave of growth in advanced TV’s in the coming years.  Display Search recently projected that LCD TV’s alone will grow from 4 million units this year to approximately 24 million units in 2006, a three year compound annual growth rate of more than 80 percent.  We believe it’s very possible that the growth rate will turn out to be even higher than currently projected.

From a product standpoint, we’re very pleased to recently announce that our lead customer for the PW565, Samsung, went into production.  The PW565 is a highly integrated, system on a chip for advanced TV’s that interfaces graphics, video, and high definition inputs in virtually any format to any pixel-based or CRT display.

Samsung selected this product for a new line of high performance LCD TV’s.  We believe the PW565 is the industry’s first video system on a chip capable of deinterlacing 1080i HDTV signals. In addition, Pixelworks Intelligent Windowing with dual deinterlacers ensures that customers enjoy stunning images in split-screen and picture-in-picture modes.  In summary, we’re off to a great start in the advanced TV business and believe there’s a bright future ahead of us.

I’ll now turn the call over to Jeff to review the financial results for the second quarter and outlook for the third quarter.

Jeff Bouchard:  Thanks, Allen.

I’ll begin by reviewing elements of the income statement and then quickly take you through the balance sheet.  I will be referring to both GAAP and pro forma numbers so please refer to the financial statements and notes in the earnings release for a reconciliation of the differences between pro forma net income and net income or loss according to GAAP.

Relative to our April business outlook, we were right in line with revenue of $32.6 million, GAAP EPS of zero cents, and pro forma EPS of four cents.

Revenue of $32.6 million, which was up 32 percent year-over-year, and 2 percent sequentially, was in the middle of our outlook of $32 to $33 million.

Projector and monitor revenues in the second quarter were a little lower than we had anticipated, down sequentially 11 percent and 7 percent, respectively, however advance TV revenue was much better than we expected, up 79 percent sequentially.  Year-over-year, projectors were up 20 percent, monitors were up 14 percent, and advanced TVs were up 94 percent.

As a result of very robust growth in advanced television business in the second quarter, our revenue mix changed fairly significantly from the prior quarter.  Projectors, which represented 58 percent of total revenue in Q1, decreased to 51 percent in Q2, and advanced TV’s, which represented 14 percent of total revenue in Q1, increased to 25 percent in Q2.  Monitors were relatively unchanged, at 24 percent in Q1 and 22 percent in Q2.

Looking forward, we expect revenue in the third quarter to increase to $34.0 to $36.0 million on the strength of projector and advanced television business.  We expect advanced television business to grow 10 to 20 percent sequentially, and projectors to grow at least 10 percent.  We anticipate LCD monitor business will likely be down modestly.

Similar to recent quarters, we have more than 80 percent of the midpoint of the estimated Q3 revenue range either already shipped, or in backlog scheduled for Q3 shipment.

Gross profit margin on a GAAP basis was 45.1 percent in the second quarter, down from 46.0 percent in the first quarter due to lower sales of projector chips, which have the highest margins.  Excluding $132,000 in expenses for the amortization of acquired developed technology, pro forma gross profit margin was 45.5 percent, which was in the middle of our outlooked range of 45 to 46 percent.  We’re forecasting gross profit margin in the third quarter on a GAAP basis to be 44.0 to 45.5 percent, and on a pro forma basis to be 44.4 to 45.9 percent.  Product mix between projectors, tv’s, and monitors will determine whether we are at the low, middle, or high end of that range.

Combined, R&D and SG&A expenses of $12.3 million were up approximately $200K from the first quarter, but were lower than the outlooked range of $12.4 to $12.8 million, primarily as a result of lower-than-anticipated product development and travel expenses.  As a percentage of revenue, R&D and SG&A expenses combined were 37.9 percent of revenue in the second quarter, which was unchanged from the first quarter, but down from 45.1 percent a year ago. In the third quarter we expect combined R&D and SG&A expenses to be $12.4 to $12.8 million.  We expect most of the increase will come from higher product development expenses.

Expenses related to the pending merger with Genesis Microchip were $1.4 million in the second quarter.  This was higher than our outlook of $700,000 to $900,000 due to higher than anticipated legal expenses.  We expect merger-related expenses to be $1.0 to $1.5 million in the third quarter.  If the merger were to close in the third quarter, we would incur other large, merger-related expenses, however we can’t reasonably estimate the specific timing nor magnitude of these expenses at this time.

The tax provision in the second quarter was $970,000, or 35 percent of pro forma income before taxes, which was in-line with our outlook.  We expect the tax rate in the third quarter will be 35 to 40 percent of pro forma income before taxes.  The tax rate will be influenced by our overall level of profitability for the remainder of the year.

On a GAAP basis, the net loss in the second quarter was $199,000, or zero cents per share, which compared to net income of $1.4 million, or three cents per share, a year ago.  Included in the current quarter’s GAAP results were approximately $1.4 million in expenses related to the pending merger with Genesis Microchip and $600,000 in other non-cash acquisition-related and stock-based compensation expenses.

On a pro forma basis, net income was $1.8 million, or four cents per share, which was up approximately 8 percent from $1.7 million, or four cents per share, in the second quarter of 2002.

The balance sheet remained very strong in the second quarter.

Cash and marketable securities of $105.9 million increased $1.3 million from the prior quarter, and were up almost $10 million from a year ago.

Accounts receivable remained in great shape with DSO, or days sales outstanding, at 28 days, up slightly from 25 days in the first quarter, but down from 30 days a year ago and 32 days at 2002 year-end. We expect DSO to generally be in the 30 to 35 day range.

Inventory of $9.7 million was down from $10.4 million in the first quarter. This represented about seven weeks of inventory, which is within our target of six to eight weeks.

That concludes the review of our second quarter financial results and third quarter business outlook. For information on all elements of our financial results and business outlook, please refer to the press release issued earlier today announcing our second quarter financial results. The press release is available in the investor section on our website at www.pixelworks.com.

Before turning it back to Allen, I want to mention that in the third quarter we will be attending the Citigroup Technology Conference in New York City on September 2nd through the 4th, and the Sidoti & Company West Coast Emerging Growth Forum in San Francisco on September 22nd and 23rd.  Please check our website for updates to our conference schedule.  I will now turn the call back to Allen for his closing comments.

Allen Alley:  Thank you Jeff.

In summary, the second quarter was a solid quarter and based on our excellent bookings, we are laying the groundwork for an even better Q3.

We achieved record revenue again in the second quarter giving us record revenue for each of the last five quarters.

We had record bookings led by exceptional strength in projector and advanced television bookings.

We again had record unit chip shipments and for the first time we shipped more than 2.0 million chips in a single quarter.  This represents more than 60% increase over Q2 2002.

The sub $1,000 projector became a reality and is showing the early signs of leading an excellent year for the projector business.

And finally, I recently concluded a trip to Japan to meet with customers and get a feel for the flat panel television business.  Japan led the adoption of LCD monitors in 1999 and 2000 and as expected, Japan is leading the adoption of flat panel television.  Where as last year, the Japanese electronics stores had rooms full of CRT televisions and maybe one small room of plasma and LCD TVs, this year, there were literally rooms full of plasma and LCD TVs and the CRT TVs were relegated to the back of the store.

Some of the most compelling new products were 15” and 17” models of beautiful LCD TVs with built in DVD players that I could picture in my kitchen, on my bathroom counter or on my bedside table.  I certainly know what I want for Christmas this year and for 2004 I have my eye on the 32” for my den.

We’ll now open the call for questions.

Operator:  The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you’ve signaled us and we will take as many questions as time permits.

Once again, press star one on your touch-tone telephone to ask a question. If you find that your question has been answered, you may remove yourself from the queue by pressing the pound key.

And we’ll have our first question from Brian Alger, Pacific Growth.

Brian Alger:  Hi guys good afternoon.

Allen Alley:  Hey Brian.

Brian Alger:  Obviously a little surprising on the projector market down 10 percent. Is any of this attributable to the seizure of assets that InFocus saw in Shanghai?

Allen Alley:  This is Allen. No, I don’t believe it was. It was something that we really had anticipated given the unusually strong first quarter. Typically, the first quarter in the projector business is not the most robust quarter for the end users or for us. But we did have an unusually strong first quarter. In fact, I think it was a record both in revenue and in units for us. Right, Jeff?

Jeff Bouchard:  Yes.

Allen Alley:  So we expected that the second quarter would be a little bit soft. I think the most encouraging thing from that standpoint is that we expect to snap back to the levels at or above the first quarter in the third quarter. So that the overall trend year to year is definitely positive for projectors and I guess from the tone of the call you could tell that we’re pretty happy with the projector business and the way it’s shaping up for this year.

Brian Alger:  Is there any region that’s doing a little bit better from the projector standpoint for instance are the Japanese, or the Taiwanese, for instance, maybe stronger in bookings than domestically?

Allen Alley:  Jeff, do you want to answer?

Jeff Bouchard:  Brian, I think that traditionally, Japan is the strongest region for us in the projector business, but Taiwan is coming on strong in the projector business. There are some end customers that are now using Taiwanese integrators to build their projectors for them. So I don’t, off the top of my tongue, have for you the answer to whether Japan or Taiwan was stronger from a bookings perspective. But I imagine that we saw pretty strong bookings from both regions.

Brian Alger:  OK and shifting gears with the flat panel monitor market down, in terms of revenues, can you give us a sense for what the ASP contribution of that was?

Jeff Bouchard:  Yes the ASP’s were, on aggregate flat for us quarter to quarter. That resulted because of the mix change so we had more UXGA business this quarter than we had in the prior quarter. In XGA and SXGA segments, we did see double-digit price erosion and of course we’re coming from a higher ASP than kind of where everyone else is in the industry. So that’s to be expected. But in aggregate, our ASP did not change from the prior quarter.

Brian Alger:  Great, one final question within the revenue line. On the advanced television any of the $8 million include what is in the past has been classified as other revenues?

Jeff Bouchard:  No, no.

Brian Alger:  Were there any other revenues?

Jeff Bouchard:  Yes it was, I think 2 percent or 3 percent. It was down from the prior quarter.

Brian Alger:  Great, thanks.

Jeff Bouchard:  You bet

Brian Alger:  Thanks.

Operator:  We’ll have our next question from Noel Atkinson, Emerging Growth.

Noel Atkinson:  Hi folks. Congrats on a nice quarter.

Allen Alley:  Thank you.

Noel Atkinson:  I was wondering of you could talk a little bit about the number of companies now, if possible that are using your reference design to have TVs in production?

Allen Alley:  I don’t have that number off the top. I think in one of the previous calls, we’ve talked about 60 reference designs had been sold or something like that, Jeff. The sales of the reference designs have continued to be very good and in fact, we’ve continued to update the reference designs. These aren’t something that are just static and you keep them around for years, we come out with new co-processor chips and new image processor chips, we update those production reference designs.

From a silicon standpoint, the nice thing is that the software is still pretty common across them so we can incrementally improve the software and preserve their investment in the software that they’ve made. So that really has been a great springboard for us and I think the roots of that really are the projector business, is that the projector business is a complex systems business and allowed us to do those reference designs fairly quickly.

Noel Atkinson:  OK and you’ve given me a nice segue here. You talk in press release about the 565 and this has some configurable DSP attributes. Is this some of the contribution from Jaldi.

Allen Alley:  Yes, certainly people from the Jaldi team worked on that, in fact that was kind of one of the point products from Jaldi. But one of the things that’s happening is we’re getting a lot more cross functional teams going here where software might be developed in one location, IC developed in another location, the back end is done in another location, some of the video processing is done in a third location. So that chip was spear headed by the group in Toronto, but more and more we’re getting a lot of cross-functional work between the groups on these projects.

Noel Atkinson:  You also spoke in your remarks about buying a large LCD TV. You know there seems to be pretty strong differentiation in the market place between the small ones you know 20 inches or less and the larger ones. Are you folks seeing some pull into the larger LCD TVs as well?

Allen Alley:  Well, yes, you bring up a good point. I talked about the $1000 price point projectors and we’ve talked about it in monitors. It’s also a magic price point in TV’s. And right now, the $1000 price point is being cracked open by, well specifically Sharp introduced a $1000 20 inch diagonal at the end of May for the Memorial Day sale.

Now, the sweet spot for the US TV market is probably 30 inches. I don’t anticipate that the thousand-dollar price point for 30 inch will be cracked until probably Christmas 2004. So a year from this Christmas. But it is encouraging to see the first step was that 20-inch passing below $1000.

Again, when I was in Japan, many of the 19, 20 and 21s were hovering right around that thousand-dollar price point. And the industrial design for these things is incredible. There’re very compelling. The feature integration is incredible, so I think this is the year for sort of the 15 to 20 inch and next year is the year for the 25 to 32 inch.

Noel Atkinson:  Do you know  if anybody, or any of your customers are using the reference design? You know playing around with it for a larger LCD TV yet?

Allen Alley:  Sure. Yes, absolutely. These reference designs are suitable from every thing from 11 inches to 70 inches. So yes, they absolutely are.

Noel Atkinson:  OK. Then my last question is just-could you talk a little bit about the time line differences between LCD monitors and LCD TVs? There have been other HDTV companies that have talked about how the design cycle, the design-in cycle in the lifetime of the product on the shelf is a lot longer for, you know— I would guess you would call it a rear projection TV. But are you guys seeing something similar, in terms of the lifetime of a product or what you expect out of the lifetime of a product from LCD monitor to an LCD TV?

Allen Alley: Well, projectors are certainly longer than monitors and that’s one piece of data that we have. I would say that TVs because they are more of a system like a projector will probably have a longer life. But the other side of this is we’re enabling companies to spin their products faster. As you reduce the complexity of these products down to a small number of chips, chip set, that as we come out with new chips they can spin it faster. Because we preserve this software investment, they can spin it faster. So I wouldn’t count on televisions that historically maybe had a year and a half or even a two-year life cycle staying there. I think it’s going to shorten up. I don’t think it’s going to get as short as monitors, but I do think it will get longer than it’s traditionally been.

Noel Atkinson:  OK, great. Thank you very much.

Operator:  And just a reminder to everyone, it is star one to ask a question. We’ll go next to Kalpesh Kapadia from Unterberg Towbin.

Kalpesh Kapadia:  Hi. Good afternoon Jeff.

Allen Alley:  Hi Kalpesh.

Jeff Bouchard:  Hello.

Kalpesh Kapadia:  Congratulations on the nice growth on advanced TV side.

Allen Alley:  Thanks

Jeff Bouchard:  Thank you.

Kalpesh Kapadia:  A quick question on the guidance. You mentioned that advanced TV should be up 10 percent and 20 percent at least and projector should be up another 10 percent. If I put those two numbers in, monitors should be down again you know by 10 percent or so. Is that accurate to say that?

Jeff Bouchard:  I think it’s possible that they could be down 10 percent. We’ve just guided to say that monitors we expect to be down modestly. So I think that could be anywhere from in the single digits to perhaps in the double digits.

Kalpesh Kapadia:  Sure. On the gross margin front, the guidance is 44.4 percent to 44.9 on pro forma basis. Is that-I heard it right?

Jeff Bouchard:  44.4 percent to 45.9 percent.

Kalpesh Kapadia:  45.9 percent. Why is such a wide range?

Jeff Bouchard:  Well, it’s just heavily driven by the mix of product and that’s inherently a little bit difficult to predict. So what we’ve said in the past is projectors tend to have the highest margins followed by TVs and then followed by monitors. So to predict gross margins within a range that’s narrower than that is just very difficult to do, given we don’t know what the mix will be.

Kalpesh Kapadia:  And that compares to the 45.5 pro forma, right?

Jeff Bouchard:  It’s possible we could be up a bit from this quarter, and it’s also possible we could be down.

Kalpesh Kapadia:  Right. But the projector business is going to grow and that carries a high gross margin, so it is possible to be up, right?

Jeff Bouchard:  Yes, although in our guidance, we haven’t projected the projector business to grow quite as quickly as the TV business.

Kalpesh Kapadia:  OK, fair enough. Allen a question for you on the merger, you saw that there was a memorandum of understanding between Silicon Image and Genesis on December 18th that was upheld by the judge yesterday. Do you know if this is transferable to the merged company if you were to merge with Genesis?

Allen Alley:  Yes, Kalpesh, all we’ve seen is what you’ve seen, just the press releases on this. You really need to talk to the principals involved to find out what the details of it are. We’re trying to get the public information from the court right now, so that we can take a look at it and study it a little bit more, but at this point I don’t know any more than you know really.

Kalpesh Kapadia:  But in the provision for the merger, was it intended that if any legal liabilities that Genesis might have following the merger will be Pixelworks liabilities?

Allen Alley:  It’s a legal question and it’s depending upon what’s actually in the MOU and how it’s structured. So there’s a lot of questions around it and exactly what the ruling was.

Kalpesh Kapadia:  I’m just asking generally speaking, not specific to this ruling. Generally, if Genesis were to merge with you, all the legal liabilities will be the combined company’s liabilities?

Allen Alley: Yes, generally speaking, that’s true, yes.

Kalpesh Kapadia:  Thank you very much, and good luck.

Jeff Bouchard:  Thank you.

Allen Alley:  Thanks.

Operator:  We’ll go next to Clark Westmont of Salomon Smith Barney.

Ramesh Misra:  Good afternoon guys. This is Ramesh Misra.

Jeff Bouchard:  Hi Ramesh.

Ramesh Misra:  Hi. Just a clarification, on the LCD TV business in Q2, was that pretty much a very small component in Q2?

Jeff Bouchard:  No, in Q2 the LCD TV business was about half of our advanced TV revenues.

Ramesh Misra:  OK. 50 percent. And Progressive Scan was around 30 percent?

Jeff Bouchard:  Right.

Ramesh Misra:  And Plasma then was around 20 percent? Got it. OK. In regards to foundry pricing, there has been a little bit of commentary and indications that supply is getting a little tight. And with the record unit growth that you guys are pulling off quarter after quarter, what’s your take on the situation over there? I know you have a number of suppliers. What can you talk about in terms of pricing and supply going forward?

Allen Alley: We’ve talked about this in the past. We have increased our demand, and that’s a great thing. Our suppliers have been extraordinarily helpful in helping us meet that demand and I think the reason is that they see the future the same way that we see the future is that we represent a business that’s going to create brand new silicon demand.

We’re not just stealing silicon from some other place we’re actually creating new units that don’t use silicon today that will use silicon going forward. So, I think they see that and they’ve been very cooperative in helping us get supply, and also helping us with pricing so that we can continue to push this market forward.

Ramesh Misra:  OK. Pricing in the quarter, can you comment on that?

Allen Alley:  On the fab pricing you mean?

Ramesh Misra:  Yes.

Allen Alley:  We’ve never really commented on fab pricing other than what I just said, in general, is that they’ve been supportive and gotten us the chips we needed at the prices that we needed to get them.

Ramesh Misra:  Got it. OK, thanks very much.

Jeff Bouchard:  Thank you.

Operator:  We’ll have our next question from Michael Kim, Roth Capital Partners.

Michael Kim:  Good afternoon gentlemen. Just a couple of questions. First, I was hoping you might identify and give some color on the competitive landscape you’re seeing in the flat panel monitor segment. Are you seeing some of the guys in Taiwan maybe at the margin showing up on UXGA, or do you see that occurring in the next quarter or so? Then I’ll have a follow up.

Allen Alley:  Yes, monitor competition I would say for us, we’re not the best judges of this just because of the areas that we focus in. But I’d say that you are seeing the Taiwanese, Morning Star, MRT are still out there and are continuing to work with customers to bring their products up the production ramp. In the smart panel space, nothing new or unusual there really.

The difference with Smart Panel is, you’re working directly with the LCD fabs and I would say the sales cycle is much, much, much longer there and the requirements and are much, much higher there. So, I would say generally, nothing dramatic has changed in terms of competition quarter to quarter for us.

Michael Kim:  OK, great. And I might have missed this, but did you say what the mix was between UXGA and SXGA and XGA?

Allen Alley:  Yes, Jeff, do you have that?

Jeff Bouchard:  Yes, on a dollar basis, it was about 50 percent UXGA, about 30 percent SXGA and about 20 percent XGA.

Michael Kim:  OK, do you anticipate any mixed change there, maybe even skewing towards UXGA next quarter?

Jeff Bouchard:  I don’t think that we really expect any substantial change in that mix. I mean it will change, but I don’t know that we can predict it that it will substantially change in any direction.

Michael Kim:  OK, great. Then on the projector side, can you talk a little bit about or highlight, what the contribution you expect to see from sub-$1000, maybe as kind of a proportion of your business or as the driver going in the next couple quarters or so?

Allen Alley:  Yes, I think it’s too early to tell how fast the sub-$1000 is going to move. All we have is anecdotal data right now. For example, I was out on a couple  of the websites looking at projector prices preparing for this call and typically, you’d find the projector model and it didn’t matter which customer it was from, but there would be 2 or 3 or 4 places that carried that model.

When I got to the sub $1000 projectors that are being sold through distribution, there would be 30 to 40 different places carrying the sub $1000 projector. Now, that doesn’t necessarily mean that they’re going to sell more of them, but it certainly means that the distribution channels are getting much, much broader for that sub $1000 projector.

I think that an example was this Wall Street journal article yesterday where I haven’t seen a Wall Street journal article on projectors, maybe ever, and they cracked the $1000 barrier and there it is and it was quite a nice well-done article. So, it definitely is creating a stir. There does seem to be some market uptake on it, but in terms of how that’s going to shake out, I think it’s just too early to tell.

Michael Kim:  Can you maybe give a sense of what the ASP delta is normally about between the sub $1000 units and the sort of more your traditional units?

Allen Alley:  Well, let me kind of give you a general rule of thumb and then maybe Jeff can add some color. The chips for the sub $1000 projectors tend to be at the lower end but they’re not, not necessarily exclusively at the lower end. Actually, the InFocus X1 has a couple of chips in it. So, it’s a general rule that you’re going to be at the lower end of the spectrum of the projector chip ASPs rather than at the top end.

Another exception for that rule is, some of the projector customers want to have horizontal and vertical key stone correction across their entire line of products. So, even in their low end products, they’re using some of our more advanced chips.

Generally speaking, they would be at the low end of the projector ASPs. Jeff, did we ever give out a range of ASPs for projectors?

Jeff Bouchard:  Yes, the only thing we’ve really said in the past in that our projector ASPs tend to run in the 20’s and 30’s in terms of ASPs. So I guess that would give you a sense for kind of what the difference might be from the very highest end chip to the least expensive chip.

Allen Alley:  And that ASP for just the main image processor not co- processors and not the chip sets that we’re just getting into?

Jeff Bouchard:  Right.

Michael Kim:  Terrific, well thank you very much.

Jeff Bouchard:  Thank you.

Operator:  We will now take our next question from Alex Woodward from Mazama Capital Management.

Alex Woodward:  Hey, this is Alex and I just wanted to ask you about the advanced digital TV. How many 10 percent order customers did you have in there?

Jeff Bouchard:  We didn’t have any 10 percent customers this quarter.

Alex Woodward:  So, it’s just broad based?

Jeff Bouchard:  Yes, I mean we have a lot of large single digit customers just in general.

Allen Alley:  Yes, Alex, to be specific though. Jeff didn’t answer exactly the question that you asked though. Because, what Jeff said is we didn’t have any 10 percent customers and that’s in aggregate. That’s the number that we report.

Jeff Bouchard:  Right.

Allen Alley:  And we didn’t have any 10 percent customers.

Jeff Bouchard:  I see, he’s referring to within the TV …

Allen Alley:  You wanted just in the TV space right?

Alex Woodward:  Correct and I’m more specifically asking about orders and not revenue.

Jeff Bouchard:  I don’t have that information with me unfortunately. In general, we have a lot of TV customers and so I don’t know that there is definitely some large customers that I don’t know the specific percentages off the top of my head.

Alex Woodward:  Well, I guess what I’m really trying to get a feel for is, is this a broad base pick up across the board from all the TV guys or is it just one or two guys that came in and standardized on you guys and are using some chips?

Allen Alley:  Yes, from our gut and the data that I have in my head. It’s broad based. We typically don’t have a huge concentration in any business and just thinking about the data that I’ve seen, I can’t think of any huge concentration in the TV business either.

Alex Woodward:  Alright. Congratulations on a great quarter.

Allen Alley:  Thank you.

Operator:  We’ll have our final question, a follow up from Noel Atkinson, Emerging Growth.

Noel Atkinson:  Hi, I was wondering if you could talk about what your cash flow from operations was for the quarter?

Jeff Bouchard:  Sure, our cash from operation was $2.4 million

Noel Atkinson:  And what was your Cap Ex?

Jeff Bouchard:  Cap Ex was a little over $1 million. Let me see, yes, just a little over $1 million.

Noel Atkinson:  OK, if we could talk just quickly about the 565 one more time. I don’t think you said what the line width was of this design?

Allen Alley:  Yes, it’s a 0.18 micron TSMC Chip.

Noel Atkinson:  OK, and you have onboard memory on that?

Allen Alley:  Not onboard DRAM. On pretty much all of these chips, there is some kind of onboard memory for doing a little buffering and then in our projector chips, we have a big chunk of DRAM memory. So, this chip, like many of the other chips, has some memory for buffers, but not the big chunk of DRAM that you would see in many of the projector chips that we saw.

Noel Atkinson:  OK. Great thank you.

Allen Alley:  OK, thanks.

Operator:  At this time, that does conclude our question and answer session. I’d like to turn the conference back over to Mr. Allen Alley for any additional or closing remarks.

Allen Alley:  Great thanks. I just wanted to mention again that we will be at the Citigroup Technology Conference in New York September 2nd and 4th and the Sidoti conference again in San Francisco on September 22nd and 23rd. Please see us there and hope to see you soon thanks.

Operator:  That does conclude today’s Pixelworks Incorporated second quarter earning release conference call. You may disconnect at this time. We do appreciate your participation.

END